Mail Stop 4561

                                                          October 19, 2018


Jonathan Read
Chief Executive Officer
TimefireVR Inc.
7150 E. Camelback Rd.
Suite 444
Scottsdale, AZ 85251

       Re:    TimefireVR Inc.
              Preliminary Proxy Statement on Schedule 14A
              Filed March 5, 2018
              File No. 000-31587

Dear Mr. Read:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                          Sincerely,

                                                          /s/ Folake Ayoola

                                                          Folake Ayoola
                                                          Special Counsel
                                                          Office of Information
Technologies
                                                          and Services




cc:    Michael Harris, Esq.
       Nason, Yeager, Gerson, White & Lioce, P.A.